Exhibit 3.71

CERTIFICATE OF FORMATION

OF

VISTANCIA MARKETING, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1. The name of the limited liability company is VISTANCIA MARKETING, LLC.

2. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901.

Executed on July 14, 2003.
Authorized Person

Delaware Limited Liability Certificate of Formation 1/96-1